For the annual period ended (a) 12/31/96
File number (c) 811-5510


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     A special Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals:

     A) Approval that Edward D. Beach, Delayne Dedrick Gold, Robert F. Gunia, Donald D. Lennox, Douglas H. McCorkindale, Mendel A. Melzer, Thomas T. Mooney, Stephen P. Munn, Richard A. Redeker, Robin B. Smith, Louis A. Weil, III and Clay T. Whitehead are duly elected to serve as Directors of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

                         Affirmative
                         Votes Cast               Votes Withheld

Edward D. Beach               10,426,172               392,655
Delayne Dedrick Gold          10,461,164               357,663
Robert F. Gunia               10,465,020               353,807
Donald D. Lennox              10,433,948               384,879
Douglas H.  McCorkindale      10,475,905               342,922
Mendel A. Melzer              10,433,729               375,098
Thomas T. Mooney              10,471,721               347,106
Stephen P. Munn               10,471,721               343,599
Richard A. Redeker            10,472,956               345,871
Robin B. Smith           10,475,583               343,244
Louis A. Weil, III            10,477,963               340,864
Clay T. Whitehead             10,456,010               362,817


     B) Approval of the proposed elimination of the Fund's fundamental investment restriction relating to investment in securities of unseasoned issuers, as described in such Fund's proxy statement.

          For                 Against             Abstain
          8,462,482           1,190,734           640,098


     C) Approval of the selection of Deloitte & Touche LLP as independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          For                 Against             Abstain
          10,233,234               204,327             381,266

     D) In their discretion on any other business which may properly come before the meeting or any adjournment thereof.